Exhibit 99.1

Assertio Reports Third Quarter 2024 Financial Results

Third Quarter Total Net Product Sales of $28.7 Million

Rolvedon Net Product Sales of $15.0 Million

Cash and Short-Term Investments of $88.6 Million

LAKE FOREST, IL. – November 11, 2024 – Assertio Holdings, Inc. (“Assertio” or the “Company”) (Nasdaq: ASRT), a pharmaceutical company with comprehensive commercial capabilities offering differentiated products to patients, today reported financial results for the third quarter ended September 30, 2024.

“Third quarter results reflected solid performance as we continue to establish Rolvedon as our lead asset and drive economic returns from our commercial portfolio,” said Brendan O’Grady, Chief Executive Officer. “Rolvedon has been well received by physicians, posting another quarter of stable performance and the continued expansion of our customer base. The Rolvedon same day dosing trial has concluded and the results have been accepted for presentation at the San Antonio Breast Cancer Symposium in December 2024.”

“Additionally, we have implemented new sales and marketing tactics for Sympazan, which are designed to drive prescriber awareness and prescription growth in key markets. We are maintaining our share of Indocin and working to maximize the value of this product and our other commercial assets moving forward. We are also evaluating new approaches to grow existing assets as well as the acquisition of additional assets to fuel further growth.”

Financial Highlights (unaudited):

	Three Months Ended			Nine Months Ended
(in millions, except per share amounts)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net Product Sales (GAAP)	$28.7	$30.7	$35.1	$91.3	$117.0
Net Loss (GAAP)	$(2.9)	$(3.7)	$(279.5)	$(11.1)	$(274.6)
Loss Per Share (GAAP)	$(0.03)	$(0.04)	$(3.42)	$(0.12)	$(4.35)
Adjusted EBITDA (Non-GAAP)[1]	$5.3	$5.0	$12.9	$17.7	$63.3
Adjusted Earnings Per Share (Non-GAAP)[1]	$0.03	$0.02	$0.01	$0.09	$0.46
Third quarter results included the following highlights (our discussion below focuses on a comparison of third quarter 2024 to second quarter 2024 given the acquisition of Spectrum and the generic competition of Indocin introduced in the third quarter 2023):

▪Rolvedon net product sales were stable at $15.0 million in the third quarter, from $15.1 million in the second quarter, driven by continued volume growth offset by lower net pricing.
▪Indocin net product sales in the third quarter were $5.7 million, decreased from $6.9 million in the second quarter, due to the previously announced generic competition affecting pricing.
•Gross margin2 in the third quarter increased to 74%, from 71% in the second quarter, primarily due a decrease in the level of inventory write downs in late life-cycle stage products and the completion of Rolvedon inventory step-up amortization.
•SG&A expense in the third quarter was $16.7 million, decreased from $18.4 million in the second quarter. The decrease was primarily due to lower sales and marketing and other general and administrative costs, partially offset by net higher legal related charges.
1 Non-GAAP measures are reconciled to the corresponding GAAP measures in the schedules attached.
2 Gross margin represents the ratio of net product sales less cost of sales to net product sales.

~~•~~Adjusted EBITDA3 was $5.3 million in the third quarter, increased from $5.0 million in the second quarter, primarily due to lower SG&A expense, partially offset by lower net product sales.

Balance Sheet and Cash Flow

~~•~~For the quarter ended September 30, 2024, cash, cash equivalents and short-term investments were $88.6 million, compared with $88.4 million at June 30, 2024. Cash flow generation during the quarter was impacted by the timing of working capital as well as lower net product sales.
•Debt at September 30, 2024 was $40.0 million, comprised of the Company’s 6.5% convertible notes, with no maturities until September 2027.

Board Updates

Peter Staple retired from the board after more than 20 years as an independent director. Also, Dr. Jeffrey Vacirca has elected to depart from the board to focus on his other business interests. Both departures were effective November 7, 2024.

Assertio announced the appointment of Heather Mason as Board Chair. Mason has served as an independent director since 2019 and as interim CEO of Assertio from January to May of 2024. Further, David Stark was appointed to the board as an independent director and member of the Nominating and Corporate Governance Committee. Stark was previously Executive Vice President and Chief Legal Officer at Teva Pharmaceutical Industries Limited.

“I want thank Jeff and Peter for their service to Assertio and its shareholders,” said Mason. “Jeff’s insight into the oncology market since joining the board as part of the Spectrum transaction has been invaluable. Peter has served for more than 20 years on the Assertio board, offering calm leadership and wise counsel through transitions and challenges faced by the organization during his tenure. I also appreciate Peter extending his board service during the time of transition to Brendan O’Grady as the new CEO. I want to welcome David to the board and look forward to his partnership. David brings extensive litigation, compliance and acquisition experience from his time at Teva and earlier in private law firm practice.”

Conference Call and Investor Presentation Information

Assertio’s management will host a conference call to discuss its third quarter 2024 financial results today:

Date:	Monday, November 11, 2024
Time:	4:30 p.m. Eastern Time
Webcast (live and archive):	http://investor.assertiotx.com/overview/default.aspx (Events & Webcasts, Investor Page)
Dial-in numbers:	1-646-307-1963, Conference ID 3278948

To access the live webcast, the recorded conference call replay, and other materials, please visit Assertio’s investor relations website at http://investor.assertiotx.com/overview/default.aspx. Please connect at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. The replay will be available approximately two hours after the call on Assertio’s investor website.

About Assertio

Assertio is a commercial pharmaceutical company with comprehensive commercial capabilities offering differentiated products to patients. We have built our commercial portfolio through acquisition or licensing of approved products. Our commercial capabilities include marketing through both a sales force and a non-personal promotion model, market access through payor contracting, and trade and distribution. To learn more about Assertio, visit www.assertiotx.com.

3 See “Non-GAAP Financial Measures” below for information about reconciling our Adjusted EBITDA guidance to Net Loss.

Investor Contact

Matt Kreps, Managing Director
Darrow Associates
M: 214-597-8200
mkreps@darrowir.com

Forward Looking Statements

The statements in this communication include forward-looking statements. Forward-looking statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs. Forward-looking statements speak only as of the date they are made or as of the dates indicated in the statements and should not be relied upon as predictions of future events, as there can be no assurance that the events or circumstances reflected in these statements will be achieved or will occur. Forward-looking statements can often, but not always, be identified by the use of forward-looking terminology such as “anticipate,” “approximate”, “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “opportunity,” “plan,” “potential,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “will,” or the negative of these words and phrases, other variations of these words and phrases or comparable terminology. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements, including: Assertio’s ability to grow sales of, and the commercial success and market acceptance of, Rolvedon and Assertio’s other products; Assertio’s ability to successfully develop and execute its sales, marketing and promotion strategies using its sales force and non-personal promotion model capabilities; the impact on sales and profits from the entry and sales of generics of Assertio’s products and/or other products competitive with any of Assertio’s products (including indomethacin suppositories compounded by hospitals and other institutions including a 503B compounder which we believe to be violation of certain provisions of the Food, Drug and Cosmetic Act); the timing and impact of additional generic approvals and uncertainty around the recent approvals and launches of generic Indocin products (which are not patent protected and now face generic competition as a result of the August 2023 approval and launch of generic indomethacin suppositories and January 2024 approval and subsequent launch of a generic indomethacin oral suspension product); risks that any new businesses will not be integrated successfully or that the combined company will not realize estimated cost savings, value of certain tax assets, synergies and growth, or that such benefits may take longer and/or cost more to realize than expected; expected industry trends, including pricing pressures and managed healthcare practices; Assertio’s ability to attract and retain executive leadership and key employees; the ability of Assertio’s third-party manufacturers to manufacture adequate quantities of commercially salable inventory and active pharmaceutical ingredients for each of Assertio’s products on commercially reasonable terms and in compliance with their contractual obligations to Assertio, and Assertio’s ability to maintain its supply chain which relies on single-source suppliers; the outcome of, and Assertio’s intentions with respect to, any litigation or government investigations, including pending and potential future shareholder litigation relating to the Spectrum Merger and/or the recent approval and launch of generic indomethacin suppositories, opioid-related government investigations and opioid-related litigation, the recently unsealed qui tam litigation, as well as Spectrum’s legacy shareholder and other litigation, and other disputes and litigation, and the costs and expenses associated therewith; Assertio’s financial cost and outcomes of clinical trials, including the extent to which data from the Rolvedon same-day dosing trial may support ongoing commercialization efforts; Assertio’s compliance with legal and regulatory requirements related to the development or promotion of its products; variations in revenues obtained from commercialization agreements and the accounting treatment with respect thereto; Assertio’s common stock maintaining compliance with The Nasdaq Capital Market’s minimum closing bid requirement of at least $1.00 per share, particularly in light of Assertio’s stock trading below or only slightly above $1.00 per share recently as well as recent market activity by a short seller; and Assertio’s ability to obtain and maintain intellectual property protection for its products and operate its business without infringing the intellectual property rights of others. For a discussion of additional factors that could cause actual results to differ materially from those contemplated by forward-looking statements, see the risks described in Assertio’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Many of these risks and uncertainties may be exacerbated by public health emergencies and general macroeconomic conditions. Assertio does not assume, and hereby disclaims, any obligation to update forward-looking statements, except as may be required by law.

Non-GAAP Financial Measures

To supplement the Company’s financial results presented on a U.S. generally accepted accounting principles (“GAAP”) basis, the Company has included information about non-GAAP measures of EBITDA, adjusted EBITDA, adjusted earnings, and adjusted earnings per share as useful operating metrics. The Company believes that the presentation of these non-GAAP financial measures, when viewed with results under GAAP and the accompanying reconciliation, provides supplementary information to analysts, investors, lenders, and the Company’s management in assessing the Company’s performance and results from period to period. The Company uses these non-GAAP measures internally to understand, manage and evaluate the Company’s performance, and in part, in the determination of bonuses for executive officers and employees. These non-GAAP financial measures should be considered in addition to, and not a substitute for, or superior to, net income or other financial measures calculated in accordance with GAAP. Non-GAAP financial measures used by us may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.

Specified Items

Non-GAAP measures presented within this release exclude specified items. The Company considers specified items to be significant income/expense items not indicative of current operations. Specified items may include adjustments to interest expense and interest income, income tax expense (benefit), depreciation expense, amortization expense, sales reserves adjustments for products the Company is no longer selling, stock-based compensation expense, fair value adjustments to contingent consideration or derivative liability, restructuring charges, amortization of fair value inventory step-up as a result of purchase accounting, transaction-related costs, gains, losses or impairments from adjustments to long-lived assets and assets not part of current operations, changes in valuation allowances on deferred tax assets, and gains or losses resulting from debt refinancing or extinguishment.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Revenues:
Product sales, net	$28,705	$30,695	$35,137	$91,262	$116,989
Royalties and milestones	499	431	490	1,516	1,910
Other revenue	—	—	—	—	185
Total revenues	29,204	31,126	35,627	92,778	119,084
Costs and expenses:
Cost of sales	7,550	8,889	7,060	27,616	17,299
Research and development expenses	1,005	798	1,316	2,536	1,819
Selling, general and administrative expenses	16,726	18,385	21,005	53,635	54,680
Change in fair value of contingent consideration	300	—	(17,532)	300	(8,124)
Amortization of intangible assets	6,671	6,671	10,184	18,973	22,752
Loss on impairment of intangible assets	—	—	238,831	—	238,831
Restructuring charges	—	—	3,034	720	3,034
Total costs and expenses	32,252	34,743	263,898	103,780	330,291
Loss from operations	(3,048)	(3,617)	(228,271)	(11,002)	(211,207)
Other income (expense):
Debt-related expenses	—	—	—	—	(9,918)
Interest expense	(761)	(758)	(752)	(2,276)	(2,625)
Interest income	887	842	605	2,441	1,713
Other gain (loss)	45	8	(467)	57	(112)
Total other income (expense)	171	92	(614)	222	(10,942)
Net loss before income taxes	(2,877)	(3,525)	(228,885)	(10,780)	(222,149)
Income tax expense	(44)	(149)	(50,659)	(325)	(52,409)
Net loss and comprehensive loss	$(2,921)	$(3,674)	$(279,544)	$(11,105)	$(274,558)

Basic net loss per share	$(0.03)	$(0.04)	$(3.42)	$(0.12)	$(4.35)
Diluted net loss per share	$(0.03)	$(0.04)	$(3.42)	$(0.12)	$(4.35)
Shares used in computing basic net loss per share	95,352	95,240	81,713	95,191	63,066
Shares used in computing diluted net loss per share	95,352	95,240	81,713	95,191	63,066

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	(Unaudited)
	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$37,981	$73,441
Short-term investments	50,598	—
Accounts receivable, net	44,944	47,663
Inventories, net	39,788	37,686
Prepaid and other current assets	7,845	12,272
Total current assets	181,156	171,062
Property and equipment, net	624	770
Intangible assets, net	92,359	111,332
Other long-term assets	1,860	3,255
Total assets	$275,999	$286,419
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,153	$13,439
Accrued rebates, returns and discounts	60,482	58,137
Accrued liabilities	12,964	18,213
Contingent consideration, current portion	3,000	2,700
Other current liabilities	505	954
Total current liabilities	90,104	93,443
Long-term debt	38,840	38,514
Other long-term liabilities	16,537	16,459
Total liabilities	145,481	148,416
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.0001 par value, 200,000,000 shares authorized; 95,360,756 and 94,668,523 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively.	9	9
Additional paid-in capital	793,157	789,537
Accumulated deficit	(662,648)	(651,543)
Total shareholders’ equity	130,518	138,003
Total liabilities and shareholders' equity	$275,999	$286,419

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2024	2023
Operating Activities
Net loss	$(11,105)	$(274,558)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	19,118	23,321
Amortization of debt issuance costs and Royalty Rights	326	350
Accretion of interest income from short-term investments	(538)	—
Loss on impairment of intangible assets	—	238,831
Recurring fair value measurements of assets and liabilities	269	(7,612)
Debt-related expenses	—	9,918
Provisions for inventory and other assets	4,982	2,129
Stock-based compensation	3,911	6,516
Deferred income taxes	—	47,192
Changes in assets and liabilities, net of acquisition:
Accounts receivable	2,719	33,865
Inventories	(7,084)	(8,898)
Prepaid and other assets	5,822	6,769
Accounts payable and other accrued liabilities	(5,255)	(21,523)
Accrued rebates, returns and discounts	2,345	(11,027)
Interest payable	(650)	(1,376)
Net cash provided by operating activities	14,860	43,897
Investing Activities
Purchases of property and equipment	—	(528)
Purchase of Sympazan	—	(280)
Net cash acquired in Spectrum Merger	—	1,950
Proceeds from sale of short-term investments	—	2,194
Proceeds from maturities of short-term investments	23,534	—
Purchases of short-term investments	(73,563)	—
Net cash (used in) provided by investing activities	(50,029)	3,336
Financing Activities
Payments in connection with 2027 Convertible Notes	—	(10,500)
Payment of direct transaction costs related to convertible debt inducement	—	(1,119)
Payment of contingent consideration	—	(15,408)
Payments related to the vesting and settlement of equity awards, net	(291)	(7,770)
Other financing activities	—	(489)
Net cash used in financing activities	(291)	(35,286)
Net (decrease) increase in cash and cash equivalents	(35,460)	11,947
Cash and cash equivalents at beginning of year	73,441	64,941
Cash and cash equivalents at end of period	$37,981	$76,888
Supplemental Disclosure of Cash Flow Information
Net cash paid for income taxes	$1,388	$3,424
Cash paid for interest	$2,600	$3,651

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP EBITDA and ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023	Financial Statement Classification
GAAP Net Loss	$(2,921)	$(3,674)	$(279,544)	$(11,105)	$(274,558)
Interest expense	761	758	752	2,276	2,625	Interest expense
Income tax expense	44	149	50,659	325	52,409	Income tax expense
Depreciation expense	40	40	172	145	569	Selling, general and administrative expenses
Amortization of intangible assets	6,671	6,671	10,184	18,973	22,752	Amortization of intangible assets
EBITDA (Non-GAAP)	$4,595	$3,944	$(217,777)	$10,614	$(196,203)
Adjustments:
Legacy product reserves	—	—	—	—	(185)	Other revenue
Stock-based compensation	1,296	1,408	1,864	3,911	6,516	Selling, general and administrative expenses
Change in fair value of contingent consideration (1)	300	—	(17,532)	300	(8,124)	Change in fair value of contingent consideration
Debt-related expenses (2)	—	—	—	—	9,918	Debt-related expenses
Transaction-related expenses (3)	—	—	2,736	—	8,539	Selling, general and administrative expenses
Loss on impairment of intangible assets (4)	—	—	238,831	—	238,831	Loss on impairment of intangible assets
Restructuring costs(5)	—	—	3,034	720	3,034	Restructuring charges
Other (6)	(887)	(366)	1,755	2,123	967	Multiple
Adjusted EBITDA (Non-GAAP)	$5,304	$4,986	$12,911	$17,668	$63,293

(1)The fair value of the contingent consideration is remeasured each reporting period, with changes in the fair value resulting from changes in the underlying inputs being recognized as a benefit or expense in operating expenses until the contingent consideration arrangement is settled.
(2)Debt-related expenses consist of an induced conversion expense of approximately $8.8 million and direct transaction costs of approximately $1.1 million incurred as a result of the privately negotiated exchange of $30.0 million principal amount of the Company’s 6.5% Convertible Senior Notes due 2027 in the first quarter of 2023.
(3)Represents transaction-related expenses associated with the acquisition of Spectrum, which closed effective July 31, 2023.
(4)Represents the charge in the period for the impairment of intangible assets resulting from the revaluation of the Company’s long-lived assets.
(5)Restructuring costs represent non-recurring costs associated with the Company’s announced restructuring plans.
(6)Other for the three and nine months ended September 30, 2024 and 2023, and the three months ended June 30, 2024, represents the following adjustments (in thousands):

	Three Months Ended			Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023	Financial Statement Classification
Amortization of inventory step-up	$—	$476	$1,848	$4,564	$2,168	Cost of sales
Interest income	(887)	(842)	(605)	(2,441)	(1,713)	Interest income
Derivative fair value adjustment	—	—	512	—	512	Other gain (loss)
Total Other	$(887)	$(366)	$1,755	$2,123	$967

RECONCILIATION OF GAAP NET LOSS and NET LOSS PER SHARE TO
NON-GAAP ADJUSTED EARNINGS and ADJUSTED EARNINGS PER SHARE (1)
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	September 30, 2024		June 30, 2024		September 30, 2023
	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)
Net loss (GAAP)(2)	$(2,921)	$(0.03)	$(3,674)	$(0.04)	$(279,544)	$(3.42)
Add: Convertible debt interest expense and other income statement impacts, net of tax(2)	—		—		—
Adjustments:
Amortization of intangible assets	6,671		6,671		10,184
Stock-based compensation	1,296		1,408		1,864
Change in fair value of contingent consideration	300		—		(17,532)
Contingent consideration cash payable (3)	(253)		—		(3,590)
Transaction-related expenses	—		—		2,736
Loss on impairment of intangible assets(4)	—		—		238,831
Restructuring costs	—		—		3,034
Other	(887)		(366)		1,755
Increase in deferred tax asset valuation allowance (5)	—		—		43,035
Income tax benefit expense, as adjusted (6)	(1,782)		(1,928)		387
Adjusted earnings (Non-GAAP)	$2,424	$0.03	$2,111	$0.02	$1,160	$0.01

Diluted shares used in calculation (GAAP)(2)	95,352		95,240		81,713
Add: Dilutive effect of stock-based awards and equivalents(2)	933		394		2,191
Add: Dilutive effect of 2027 Convertible Notes(2)	—		—		—
Diluted shares used in calculation (Non-GAAP)(2)	96,285		95,634		83,904
(1)Certain adjustments included here are the same as those reflected in the Company’s reconciliation of GAAP net loss to non-GAAP adjusted EBITDA and therefore should be read in conjunction with that reconciliation and respective footnotes.
(2)The Company uses the if-converted method with respect to its convertible debt to compute GAAP and Non-GAAP diluted earnings per share when the effect is dilutive. Under the if-converted method, the Company assumes the 2027 Convertible Notes were converted at the beginning of each period presented and outstanding. As a result, interest expense, net of tax, and any other income statement impact associated with the 2027 Convertible Notes, net of tax, is added back to net income used in the diluted earnings per share calculation.
For the three months ended September 30, 2024, June 30, 2024, and September 30, 2023, the Company’s potentially dilutive convertible debt under the if-converted method and stock-based awards under the treasury-stock method were not included in the computation of GAAP net loss and diluted net loss per share, and the potentially dilutive convertible debt under the if-converted method were not included in non-GAAP adjusted earnings and adjusted earnings per share, because to do so would be anti-dilutive.
For the three months ended September 30, 2023, the Company’s potentially dilutive convertible debt under the if-converted method was not included in the computation of both non-GAAP adjusted earnings per share and GAAP diluted net loss per share, because to do so would be anti-dilutive. However, the potentially dilutive stock-based awards under the treasury-stock method were included in the computation of non-GAAP adjusted earnings and adjusted earnings per share because the effect was dilutive.
(3)Represents the accrued cash payable, if any, of the INDOCIN contingent consideration for the respective period based on 20% royalty for annual INDOCIN net sales over $20.0 million.
(4)Represents the charge in the period for the impairment of intangible assets resulting from the revaluation of the Company’s long-lived assets.
(5)Represents the amount of income tax expense related to the recognition of a full valuation allowance against deferred tax assets in the period.
(6)Represents the Company’s income tax expense adjustment from the tax effect of pre-tax adjustments excluded from adjusted earnings. The tax effect of pre-tax adjustments excluded from adjusted earnings is computed at the blended federal and state statutory rate of 25%.

RECONCILIATION OF GAAP NET LOSS and NET LOSS PER SHARE TO
NON-GAAP ADJUSTED EARNINGS and ADJUSTED EARNINGS PER SHARE (1)
(in thousands, except per share amounts)
(unaudited)

	Nine Months Ended
	September 30, 2024		September 30, 2023
	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)
Net loss (GAAP)(2)	$(11,105)	$(0.12)	$(274,558)	$(4.35)
Add: Convertible debt interest expense and other income statement impacts, net of tax(2)	—		1,969
Adjustments:
Amortization of intangible assets	18,973		22,752
Legacy products revenue reserves	—		(185)
Stock-based compensation	3,911		6,516
Debt-related expenses, net	—		9,639
Change in fair value of contingent consideration	300		(8,124)
Contingent consideration cash payable (3)	(253)		(11,274)
Transaction-related expenses	—		8,539
Loss on impairment of intangible assets(4)	—		238,831
Restructuring costs	720		3,034
Other	2,123		967
Increase in deferred tax asset valuation allowance (5)	—		43,035
Income tax benefit expense, as adjusted (6)	(6,444)		(5,556)
Adjusted earnings (Non-GAAP)	$8,225	$0.09	$35,585	$0.46

Diluted shares used in calculation (GAAP)(2)	95,191		63,066
Add: Dilutive effect of stock-based awards and equivalents(2)	503		3,770
Add: Dilutive effect of 2027 Convertible Notes(2)	—		11,324
Diluted shares used in calculation (Non-GAAP)(2)	95,694		78,160
(1)Certain adjustments included here are the same as those reflected in the Company’s reconciliation of GAAP net loss to non-GAAP adjusted EBITDA and therefore should be read in conjunction with that reconciliation and respective footnotes.
(2)The Company uses the if-converted method with respect to its convertible debt to compute GAAP and Non-GAAP diluted earnings per share when the effect is dilutive. Under the if-converted method, the Company assumes the 2027 Convertible Notes were converted at the beginning of each period presented and outstanding. As a result, interest expense, net of tax, and any other income statement impact associated with the 2027 Convertible Notes, net of tax, is added back to net income used in the diluted earnings per share calculation.
For the nine months ended September 30, 2024, the Company’s potentially dilutive convertible debt under the if-converted method and stock-based awards under the treasury-stock method were not included in the computation of GAAP net loss and diluted net loss per share, and the potentially dilutive convertible debt under the if-converted method were not included in non-GAAP adjusted earnings and adjusted earnings per share, because to do so would be anti-dilutive. However, the potentially dilutive stock-based awards under the treasury-stock method were included in the computation of non-GAAP adjusted earnings and adjusted earnings per share because the effect was dilutive.
For the nine months ended September 30, 2023, the Company’s potentially dilutive convertible debt under the if-converted method and stock-based awards under the treasury-stock method were not included in the computation of GAAP diluted net income per share, because to do so would be anti-dilutive. However, the potentially dilutive convertible debt under the if-converted method and stock-based awards under the treasury-stock method were included in the computation of non-GAAP adjusted earnings and adjusted earnings per share because the effect was dilutive.
(3)Represents the accrued cash payable, if any, of the INDOCIN contingent consideration for the respective period based on 20% royalty for annual INDOCIN net sales over $20.0 million.
(4)Represents the charge in the period for the impairment of intangible assets resulting from the revaluation of the Company’s long-lived assets.
(5)Represents the amount of income tax expense related to the recognition of a full valuation allowance against deferred tax assets in the period.
(6)Represents the Company’s income tax expense adjustment from the tax effect of pre-tax adjustments excluded from adjusted earnings. The tax effect of pre-tax adjustments excluded from adjusted earnings is computed at the blended federal and state statutory rate of 25%.